Exhibit 99.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and delivered as of January 29, 2010, by and among BRIDGEPOINT EDUCATION, INC. (“Parent”), BRIDGEPOINT EDUCATION REAL ESTATE HOLDINGS, LLC (“BEREH”), ASHFORD UNIVERSITY, LLC (“Ashford”), UNIVERSITY OF THE ROCKIES, LLC (“UOR”) and WAYPOINT OUTCOMES, LLC (“Waypoint,” and collectively with Parent, BEREH, Ashford, UOR and Waypoint, each a “Borrower” and collectively, “Borrowers”), and COMERICA BANK (“Bank”).

This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Bank agree as follows:

SECTION 1.         DEFINITIONS

1.1           Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following terms, as used in this Agreement, shall have the meanings set forth below.  The singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

“Accounts”  shall have the meaning set forth in the UCC, which, for purposes of reference, refers to accounts receivable.

“Adjusted Quick Ratio” shall mean a ratio, the antecedent of which is the sum of Cash plus Eligible Accounts, and the consequent of which is the sum of Current Liabilities plus (to the extent not already included therein) all Indebtedness to Bank.

“Affiliate” or “Affiliates” shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, including all addenda, exhibits and schedules now or hereafter made a part hereof, as the same may be amended from time to time.

“Annual Budget” shall mean, for any fiscal year of Parent, the operating budget for such year proposed by Parent’s management and approved by Parent’s Board of Directors, which budget shall include, without limitation, (1) for each quarter of such fiscal year, an estimate of Parent’s consolidated net income, as defined under GAAP, for such quarter (for any such quarter, the “Budgeted Net Income”), and (2) an estimate of the total Cash to be held by the Borrowers at the end of each month of such fiscal year (each such monthly estimate, the “Budgeted Cash”); in each case, in form and content reasonably acceptable to Bank.

“Authorized Officer” shall mean the president, chief executive or chief financial officer, or in his/her absence a responsible senior officer.

“Bank Expenses” shall mean and includes:  all reasonable and documented costs or expenses required to be paid by Borrowers under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrowers paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank’s transactions with Borrowers; reasonable and documented costs and expenses incurred by Bank in collecting the accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; reasonable and documented costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, reasonable and documented expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable and documented attorneys’ fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought.  Bank Expenses shall include Bank’s in-house legal charges at reasonable rates (to the extent permitted by law).

“Borrowing Base” means an amount equal to seventy percent (70%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Parent.

“Budgeted Cash” shall have the meaning set forth under “Annual Budget” above.

“Budgeted Net Income” shall have the meaning set forth under “Annual Budget” above.

“Cash” means unrestricted cash, cash equivalents and short-term investments, in each case as defined under GAAP.

“Collateral” shall mean all property, assets and rights of any Borrower in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

“Credit Extension” means the Revolving Loan or any other extension of credit by Bank to or for the benefit of Borrowers hereunder.

“Current Liabilities” shall mean, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on Parent’s consolidated balance sheet, as at such date, plus, to the extent not already included therein, any undrawn Letters of Credit, if any, but specifically excluding any cash-secured obligations.

“Debt” shall mean, as of any applicable date of determination thereof, all liabilities of a Person that should be classified as liabilities in accordance with GAAP.  In the case of any Borrower, the term “Debt” shall include, without limitation, the Indebtedness.

“Default” shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Designated Account” means a deposit account of Parent maintained with and approved by Bank.

“DOE” shall mean the U.S. Department of Education.

“Eligible Accounts” shall mean those Accounts (as defined in the UCC) that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 3.3; provided, that Bank may, in the use of its commercially reasonable judgment, change the standards of eligibility, in consultation with Parent, based upon the results of an audit of the Collateral and/or a Default or Event of Default, by giving Parent thirty (30) days prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay in full within one hundred twenty (120) days of invoice date;

(b) Credit balances over one hundred twenty (120) days;

(c) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d) Accounts with respect to an account debtor whose total obligations to a Borrower exceed twenty five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to a Borrower;

(h) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by which the sale of such goods is made on a repurchase or return basis;

(i) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of a Borrower;

(j) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its reasonable credit judgment, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Parent to be doubtful; and

(m)Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

“Equipment” shall have the meaning assigned to such term in the UCC on the date of this Agreement together with all of the following to the extent, if any, the same are not included within such definition: all machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory) including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property that are leased and all rights and interests with respect thereto under such leases to the extent that any of the foregoing are now owned or hereafter acquired by any Borrower and to the extent that any other Loan Party now or hereafter grants or purports to grant a Lien upon all or any of the foregoing as security for all or any portion of the Indebtedness.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

“Existing Letters of Credit” shall mean the letters of credit which were issued under the Prior Credit Agreement and remain outstanding on the date of this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied, provided that Borrowers may, following notice to Bank, adopt International Financial Reporting Standards (“IFRS”) for purposes of financial reporting hereunder, and following such adoption, all references to GAAP contained herein shall be deemed a reference to IFRS, subject, in the case of any unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

“Governmental Authority” shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party, any of the Indebtedness or any Collateral.

“Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Collateral.

“Guarantor” or “Guarantors” shall mean, as the context dictates, any Person(s) (other than any Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

“Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

“Indebtedness” shall mean and include without limit any and all obligations or liabilities of Borrowers to the Bank, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown; any and all obligations or liabilities for which any Borrower would otherwise be liable to the Bank were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals and/or extensions of any of the above; all reasonable and documented costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Bank and any Borrower or in connection with any proceeding involving Bank as a result of any financial accommodation to any Borrower; and all other reasonable and documented costs of collecting Indebtedness, including without limitation Bank Expenses.  Each Borrower agrees to pay Bank all Bank Expenses immediately upon demand, and until paid such Bank Expenses shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.  Any reference in this Agreement to attorneys fees shall be deemed a reference to reasonable and documented fees, costs, and expenses of both in-house (to the extent permitted by law) and outside counsel and paralegal, whether inside or outside counsel is used, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorneys fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Parent’s request in accordance with Section 2.3, including without limitation, any Existing Letter of Credit.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Loan not to exceed Twenty Five Million Dollars ($25,000,000).

“Letter of Credit Liabilities” shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit plus (b) the aggregate unpaid amount of all reimbursement obligations then due and payable in respect of previous drawings under such Letters of Credit.

“Lien” shall mean any interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

“Loan Documents” shall mean collectively, this Agreement, any promissory notes evidencing Indebtedness, any approved subordination agreement, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

“Loan Party” shall mean each Borrower, each of such Borrower’s Subsidiaries (but only to the extent such Subsidiary is a party to any Loan Document) and each other Person who or which is liable for the payment or performance of all or any portion of the Indebtedness or who or which owns any property that is subject to (or purported to be subject to) a Lien which secures all or any portion of the Indebtedness.

“Material Adverse Effect” shall mean any act, event, condition or circumstance which could reasonably be expected to materially and adversely affect (i) the business, operations, condition (financial or otherwise), performance, prospects, or assets of the Loan Parties, taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document against any Loan Party bound thereby, (iii) any Loan Party’s interest in, or the perfection or priority of Bank’s security interest in the Collateral.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

“Pension Plan(s)” shall mean any and all defined benefit pension plans of any Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of the Bank;

(b) Liens for taxes, assessments or other governmental charges which are not yet due and payable, incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner reasonably satisfactory to Bank;

(c) (i) Liens, not delinquent, arising in the ordinary course of business and created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations; or (ii) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property; in each case, arising in the ordinary course of business;

(d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business without violation of any Loan Document that are not yet due and payable;

(e) Liens existing as of the date hereof and disclosed in the Schedule;

(f) Liens not to exceed Two Million Dollars ($2,000,000) in the aggregate (i) upon or in any Equipment or other fixed asset acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such fixed asset or indebtedness, incurred solely for the purpose of financing the acquisition or lease of such fixed asset, or (ii) existing on such fixed asset at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon;

(g) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (e) and (f) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting a Default or Event of Default;

(i) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that, Bank shall have a perfected security interest in the accounts and the amounts held in such deposit accounts; and

(j) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real (or immovable) property owned or leased by such Borrower or one of its Subsidiaries; provided that such exceptions arise in the ordinary course of business and do not, individually or in the aggregate, materially interfere with the use of such property in the ordinary course of such Borrower’s or such Subsidiary’s business.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Pricing Addendum” shall mean that certain LIBOR/Prime Referenced Rate Addendum to Revolving Credit Note, dated as of the date hereof, by and among Borrowers and Bank.

“Prior Credit Agreement” shall mean that certain Loan and Security Agreement, dated as of April 12, 2004, by and among Bank, Parent and BEREH, as amended from time to time,

“Real Estate Documents” means, collectively, (i) that certain Deed of Trust, Mortgage, Security Agreement and Fixture Filing (With Assignment of Rents and Leases) with respect to the Ashford University campus in Clinton, Iowa, and (ii) that certain Deed of Trust, Mortgage, Security Agreement and Fixture Filing (With Assignment of Rents and Leases) with respect to the Clinton Country Club in Clinton, Iowa; and (iii) with respect to each of the locations referred to in clauses (i) and (ii), above, that certain Environmental Indemnity.

“Revolving Credit Maturity Date” shall mean January 29, 2012, or such earlier date on which the entire unpaid principal amount of all Revolving Loans becomes due and payable pursuant to the terms hereof; provided, however, if any such date is not a business day, then the Revolving Credit Maturity Date shall be the next succeeding business day.

“Revolving Credit Maximum Amount” shall mean the lesser of the Borrowing Base or Fifty Million Dollars ($50,000,000).

“Revolving Credit Note” shall mean the Revolving Credit Note dated January 29, 2010, in the maximum original principal amount of Fifty Million Dollars ($50,000,000) made by Borrowers payable to the order of the Bank, as the same may be renewed, extended, modified, increased or restated from time to time.

“Revolving Loan” shall mean an advance made, or to be made, under the revolving credit facility to or for the credit of Borrowers by Bank pursuant to this Agreement.

“Schedule” means the schedule of exceptions delivered to and approved by Bank, if any.

“Subordinated Debt” shall mean any Debt of any Borrower (other than the Indebtedness) which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content reasonably satisfactory to the Bank.

“Subsidiary” or “Subsidiaries” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.  As of the date of this Agreement, Borrowers’ only Subsidiaries are each of the Borrowers (other than Parent) and Center Leaf Partners, LLC, an Iowa limited liability company and a wholly-owned subsidiary of Ashford.

“Title IV” shall mean Title IV of the Higher Education Act of 1965, as amended.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV and the regulations promulgated thereunder.

“UCC” shall mean the Uniform Commercial Code as adopted and in force in the State of California, as amended.

1.2           Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

SECTION 2.         FUNDING LOANS, PAYMENTS, RECOVERIES AND COLLECTIONS

2.1           Funding Loans.  Subject to the terms, conditions and procedures of this Agreement and each other Loan Document and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, Bank shall make the proceeds of any such loan available to Parent on the disbursement date agreed upon by Bank and Parent by depositing such proceeds into an account maintained by Parent with Bank or as otherwise agreed to in writing by Parent and Bank.

2.2           Revolving Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, Bank agrees to make Revolving Loans to Parent at any time and from time to time from the effective date hereof until (but not including) the Revolving Credit Maturity Date.  Each Borrower agrees to execute and deliver to Bank the Revolving Credit Note to evidence the Indebtedness of Borrowers to Bank under and in respect of the Revolving Loan.  Amounts borrowed under this Section 2.2 may be repaid in whole or in part and reborrowed, all in accordance with the terms and conditions hereof.  The proceeds of Revolving Loans shall be used solely to refinance existing revolving debt, to provide working capital for Borrowers’ operations and for other general business purposes of Borrowers.

a.             Except as hereinafter provided, Parent may request a Revolving Loan by submitting to Bank a request for advance by an Authorized Officer of Parent, subject to the following: (a) each such request for advance shall include, without limitation, the proposed amount of such Revolving Loan and the proposed disbursement date, which date must be a business day; (b) each such request for advance shall be communicated to Bank by 1:00 p.m.  (California Time) on the proposed disbursement date; (c) a request for advance, once communicated to Bank, shall not be revocable by any Borrower; and (d) each request for advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrowers as of the date thereof that: (i) both before and after the making of such Revolving Loan, the obligations set forth in the Loan Documents are and shall be valid, binding and enforceable obligations of each Loan Party, as applicable; (ii) all terms and conditions precedent to the making of such Revolving Loan have been satisfied, and shall remain satisfied through the date of such Revolving Loan; (iii) the making of such Revolving Loan will not cause the aggregate outstanding principal amount of all Revolving Loans plus the Letter of Credit Liabilities, if applicable, to exceed the Revolving Credit Maximum Amount; (iv) no Default or Event of Default shall have occurred or be in existence, and none will exist or arise upon the making of such Revolving Loan; (v) the representations and warranties contained in the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Loan; other than for such exceptions and qualifications to such representations and warranties that are disclosed in writing to and approved by Bank, with such approval not to be unreasonably withheld; and (vi) the request for advance will not violate the terms or conditions of any contract, indenture, agreement or other borrowing of any Loan Party.

b.             Bank may elect (but without any obligation to do so) to make a Revolving Loan upon the telephonic or facsimile request of Parent, provided that Parent has first executed and delivered to Bank a telephone notice authorization in form and content satisfactory to Bank.  If any such Revolving Loan based upon a telephonic or facsimile request is made by Parent, Bank may require Parent to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 11:00 a.m.  (Pacific Time) on the next business day following the disbursement date of such Revolving Loan, a duly executed written request for advance, and all other provisions of this Section 2.2 shall be applicable with respect to such Revolving Loan.  In addition, Borrowers may authorize the Bank to automatically make Revolving Loans pursuant to such other written agreements as may be entered into by Bank and any Borrower.

c.             Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of all Revolving Loans at any time outstanding plus the Letter of Credit Liabilities, if applicable, shall not exceed the Revolving Credit Maximum Amount.  If said limitations are exceeded at anytime, Borrowers shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its commercially reasonable discretion, shall so agree, Borrowers shall provide Bank cash collateral in an amount not less than such excess, and each Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank.  Unless otherwise expressly provided in a Loan Document, all sums payable by Borrowers to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at any office of Bank located in the State of California  in immediately available United States funds, and without setoff, deduction or counterclaim.  Bank may, in its reasonable discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of any Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect any Borrower’s obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by any Borrower with Bank are insufficient to pay any amounts then due.

2.3           Letters of Credit.  Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Parent from time to time prior to the Revolving Credit Maturity Date, issue one or more Letters of Credit.  The Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit; and the sum of (a) the outstanding principal balance of all Revolving Loans plus (b) the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount.  No Letter of Credit shall remain outstanding following the Revolving Credit Maturity Date, unless Borrowers have cash collateralized, to Bank’s satisfaction, such outstanding Letters of Credit.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the date hereof shall be subject to and governed by the terms and conditions hereof.

a.             Parent shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than three (3) business days prior to the requested issuance date and shall furnish such additional information regarding such transaction as Bank may request.  The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (i) such Letter of Credit shall be in form and substance reasonably satisfactory to Bank, (ii) Parent shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Bank shall have reasonably requested and are not inconsistent with the terms of this Agreement (iii) each of the statements in Section 2.2a.(d) above are true as of the date of issuance of such Letter of Credit with respect to issuance of such Letter of Credit (as opposed to making a Revolving Loan), and the submission of an application for issuance of a Letter of Credit shall constitute a representation, warranty and certification of Borrowers to that effect, and (iv) no Letter of Credit may be issued if after giving effect thereto, the sum of the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit Liabilities would exceed the Revolving Credit Maximum Amount.  With respect to the issuance or renewal of each Letter of Credit, Borrowers shall pay to Bank such letter of credit fees and other expenses customarily charged by Bank in connection with the issuance or renewals of Letters of Credit.

b.             Borrowers shall be irrevocably and unconditionally obligated forthwith to reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived.  Unless Borrowers shall elect to otherwise satisfy such reimbursement obligation, such reimbursement shall, subject to satisfaction of any conditions provided herein for the making of Revolving Loans and to the Revolving Credit Maximum Amount, automatically be made by advancing to Borrowers a Revolving Loan in the amount of such reimbursement obligation.

2.4           Conditions of Loans.

a.             Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(1)           this Agreement and the other Loan Documents, duly executed by each Borrower and each other party thereto;

(2)           a certificate of the Secretary (or Members, as applicable) of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the respective Loan Documents;

(3)           evidence of existence, good standing, and qualification to conduct business of each Loan Party;

(4)           UCC National Form Financing Statements with respect to each Borrower;

(5)           the Pricing Addendum, duly executed by each Borrower;

(6)           to the extent certificated, the certificate(s) representing the equity interests of any Loan Party owned by any other Loan Party, together with Assignment(s) Separate from Certificate, duly executed by in blank;

(7)           current Secretary of State reports indicating that except for Permitted Encumbrances, there are no other security interests or Liens of record in the Collateral;

(8)           evidence that all educational institutions owned by Borrowers are accredited and certified to participate in Title IV, United States Code, programs;

(9)           agreement to furnish insurance;

(10)         payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(11)         company prepared cash balance and deferred revenue report for the most recently ended month in accordance with Section 4.3, and such other updated financial information as Bank may reasonably request;

(12)         current Compliance Certificate in accordance with Section 4.3;

(13)         an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(14)         such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

b.             Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(1)           timely receipt by Bank of an advance request form as provided in Section 2.2(a); and

(2)           the representations and warranties contained in Section 3 shall be true and correct in all material respects on and as of the date of such advance request form and on the effective date of each Credit Extension as though made at and as of each such date, and no Material Adverse Effect shall have occurred and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 2.4.

c.             Conditions Subsequent.  Unless otherwise consented to in writing by Bank, Borrowers shall cause the following to be executed and delivered to Bank, each in form and content reasonably acceptable to Bank, within forty-five (45) days of the date hereof:

(1)           securities and/or deposit account control agreements with respect to any such accounts permitted hereunder to be maintained outside Bank;

(2)           fully executed (and notarized, as applicable) copies of the Real Estate Documents; and

(3)           a Lessor’s Acknowledgement and Subordination, with respect to the leased premises commonly referred to as 13500 Evening Creek Drive North, Ste. 600, San Diego, California.

2.5           Fees.  On the date of this Agreement, Borrowers shall pay to Bank a fee of $125,000, which fee shall be considered as an advance under the Loan Documents and a Revolving Loan.  Additionally, for any fiscal quarter in which the average daily aggregate principal balance of all Revolving Loans and Letter of Credit Liabilities is less than $25,000,000, Borrowers shall pay to Bank an unused commitment fee in an amount equal to the product of (a) 0.25% multiplied by (b) the difference between (i) the maximum face amount of the Revolving Credit Note and (ii) the average daily aggregate principal balance of all Revolving Loans and Letter of Credit Liabilities outstanding during the applicable period.  Such fee shall be computed and shall be payable quarterly in arrears as of the end of each of Parent’s fiscal quarters during the term of this Agreement.  Bank shall invoice Parent for such fees, which invoice shall be due and payable within fifteen (15) days after receipt; provided than any failure so to invoice any Borrower shall not eliminate the obligation of Borrowers to remit such fees.

2.6           Debit of Accounts.  Each Borrower hereby authorizes Bank to collect all interest, fees, costs, or expenses due to Bank under this Agreement as follows:

a.             To satisfy any interest, fees, costs or expenses that are due to Bank under this Agreement, each Borrower authorizes Bank to deduct from such Borrower’s account with Bank up to the full amount of such account; provided that Bank shall first deduct amounts from the Designated Account.  Should there be insufficient funds in such designated account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrowers; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

b.             Any such amounts not collected in accordance with the foregoing instructions may be paid to Bank in cash or deducted by Bank from loan proceeds; provided, however, that Bank shall not be obligated to advance funds to cover payment of any such amounts.

SECTION 3.         REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants, and, subject to the last paragraph of this Section 3, such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any loans or issue any Letters of Credit, if applicable and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

3.1           Authority.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in each other jurisdiction where the failure to do so could reasonably be expected to have a Material Adverse Effect.

3.2           Due Authorization.  Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party’s organizational or other governing documents.

3.3           Title to Property; Adequacy of Eligible Accounts.  Other than Permitted Encumbrances, each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the financial statements most recently delivered to Bank.  The Eligible Accounts are bona fide existing obligations of account debtors.  Borrower has not received notice of actual or imminent Insolvency Proceedings of any account debtors whose accounts are included in any Borrowing Base Certificate as Eligible Accounts.

3.4           Encumbrances.  There are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.

3.5           Subsidiaries.  Borrower has no Subsidiaries except those specifically disclosed in the Defined Terms.

3.6           Taxes.  Each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings or the failure to make such tax payments could not reasonably be expected to have a Material Adverse Effect, and if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank.

3.7           No Defaults.  There exists no Default or Event of Default under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances.

3.8           Enforceability of Agreement and Loan Documents.  Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party and constitutes the valid and binding obligation of each Loan Party, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally at the time in effect.  Notwithstanding any contrary provision contained in any Loan Document, the parties hereto agree that to the extent any officer executes any Loan Document, certificate, or any other document in connection herewith or the transactions contemplated hereby, such officer shall be executing such document solely in his/her capacity as an officer, and not in his/her individual capacity.

3.9           Non-contravention.  The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or is otherwise bound, are not in contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.

3.10         Actions, Suits, Litigation or Proceedings.  Except as disclosed in writing to, and approved by, Bank, there are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against or affecting any Loan Party, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  Except with respect to the compliance audit of Ashford University by the DOE’s Office of Inspector General (commenced in May 2008), no Loan Party, or any academic institution owned by a Loan Party, is under audit or investigation by, or is operating under any restrictions imposed as a result of any action, suit, litigation or proceeding brought by, any Governmental Authority, other than routine tax audits.

3.11         Compliance with Laws.  Each Loan Party has complied with all Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could reasonably be expected to have a Material Adverse Effect.

3.12         Consents, Approvals and Filings, Etc.  Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, or any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party, except for the filing of the Real Estate Documents, UCC financing statements and filings, if any, with the United States Patent and Trademark Office and the United States Copyright Office, and such other comparable documents as may be necessary to perfect the security interest of Bank hereunder in any jurisdiction.  All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.

3.13         Environmental Representations.  No Loan Party has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by such Person or upon which such Person has a place of business which, in any manner, violates any Environmental Law, to the extent any such violation could reasonably be expected to result in a Material Adverse Effect, and to the best of Borrower’s knowledge, no prior or current owner, occupant or operator of any of such property does or has used any Hazardous Materials on or affecting such property in any manner which violates any Environmental Law to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect.  No Loan Party has received any notice of any violation of any Environmental Law, and to the best knowledge of the Borrower, there have been no actions commenced or threatened by any Person against any such property or against any Loan Party for non-compliance with any Environmental Law that could reasonably be expected to result in a Material Adverse Effect.

3.14         Accuracy of Information.  Parent’s audited consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 (which financial statements appear in Parent’s Registration Statement on Form S-1, as amended (File No. 333-161549), as initially filed with the SEC on August 26, 2009), and Parent’s consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and the consolidated balance sheet data as of September 30, 2009 (which appear in Parent’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2009) have been prepared in accordance with GAAP and fairly present the financial condition of Parent, on a consolidated basis with all Subsidiaries, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said financial statements, there has been no change in the financial statements of Borrowers that could reasonably be expected to have a Material Adverse Effect.  Any audited consolidated financial statements of Parent or unaudited interim consolidated financial statements of Parent that are delivered to Bank after the date of this Agreement shall be prepared in accordance with GAAP and shall fairly present the results of operations and financial condition of Parent for the periods presented.  The Loan Parties, taken as a whole, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and have assets the fair market value of which exceed their liabilities. The Loan Parties, taken as a whole, will not be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which they are a party or by which they are otherwise bound.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

The representations and warranties contained in this Section 3 shall be deemed to be continuing representations and warranties during the entire life of this Agreement, subject to (a) changes reflected in a Schedule delivered to Bank promptly following any such changes, so long as Bank has consented to such changes (which consent shall not be unreasonably withheld), or (b) such changes as are otherwise permitted by this Agreement.

SECTION 4.         AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, until all instruments and agreements evidencing each and every loan, Letter of Credit and other financial accommodation by the Bank to the Borrower or any Loan Party are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:

4.1           Preservation of Existence, Taxes, Etc.  (a) Preserve and maintain its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; (b) qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; (c) at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and (d) from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements to its property; and (e) file, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or obtain extensions for filing such tax returns, and pay all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings and, if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank; except, in each case for (a)-(e) above, as failure to take such action could not reasonably be expected to have a Material Adverse Effect.

4.2           Keeping of Books; Audits of Collateral; Fees.  Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals at Borrower’s cost and expense, to examine Borrower’s books and records and to discuss its financial matters with Borrower’s officers, employees and, with reasonable notice to and in the presence of Borrower’s officers and employees, Parent’s independent registered public accounting firm; and permit Bank from time to time to audit Borrower’s accounts, inventory, or other Collateral, provided that such audits will be conducted upon reasonable notice to Parent.  Borrower agrees to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by its agents.  Without limiting the foregoing, Bank shall have a right from time to time hereafter to audit each Borrower’s Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than (x) every six (6) months, if the outstanding Indebtedness hereunder is less than Twenty Five Million Dollars ($25,000,000), and (y) quarterly, otherwise (in each case, unless a Default or an Event of Default has occurred and is continuing).

4.3           Reporting Requirements.  Furnish to Bank, or cause to be furnished to Bank, the following:

a.             as soon as possible, and in any event within three (3) business days after becoming aware of the occurrence or existence of any Default or Event of Default hereunder a written statement of an Authorized Officer, setting forth details of such Default or Event of Default, and the action which Borrowers have taken, or have caused to be taken, or propose to take, or to cause to be taken, with respect thereto;

b.             (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared detailed cash balances and deferred revenue (including but not limited to prepaid tuition) for Borrowers’ consolidated operations during such period, in a form acceptable to Bank and certified by a Authorized Officer; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Parent’s fiscal year, audited consolidated financial statements of Parent prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of an independent certified public accounting firm that is nationally recognized; and (iii) copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt, as and when sent or otherwise made available, and (iv) all annual reports on Form 10-K and quarterly reports on Form 10-Q that are filed by Parent with the Securities and Exchange Commission (“SEC”) promptly after filing (provided that, at any time when Parent is not a publicly reporting entity, Parent shall deliver to Bank consolidated quarterly financial statements and a Compliance Certificate certified as of the last day of the applicable fiscal quarter and signed by an Authorized Officer in substantially the form of Exhibit C hereto, within 45 days after the end of each quarter end, prepared in accordance with GAAP).

c.             Within thirty (30) days after the last day of each month, Parent shall deliver to Bank a Borrowing Base Certificate signed by an Authorized Officer in substantially the form of Exhibit B hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

d.             Within thirty (30) days after the last day of each month, Parent shall deliver to Bank a Compliance Certificate certified as of the last day of the applicable month and signed by an Authorized Officer in substantially the form of Exhibit C hereto.

e.             Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Loan Party that could reasonably be expected to result in damages or costs to a Loan Party of One Million Dollars ($1,000,000) or more.

f.              Such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

Such other information concerning Borrower and any Guarantor as Bank shall reasonably request.

4.4           Financial Covenants.  Maintain all financial covenants set forth below:

a.             Minimum Profitability.  For each fiscal quarter of Parent, Parent’s consolidated net income shall be at least 50% of the Budgeted Net Income for such quarter; provided, however, that this financial covenant shall not be considered breached if Parent’s consolidated net income for such quarter and all previous quarters in the then-current fiscal year is at least 50% of the total Budgeted Net Income for such quarter and all previous quarters in such fiscal year.

b.             Annual Budget.  For each fiscal year of Parent, Parent shall deliver to Bank the Annual Budget for such year, not less than 30 days prior to the end of the previous fiscal year.

c.             Minimum Department of Education Financial Responsibility Score.  Each educational institution owned or operated by any Loan Party shall maintain a financial responsibility composite score, as determined by the DOE pursuant to Title IV and the regulations promulgated thereunder, of at least 1.5 for each fiscal year; provided that, if any such educational institutions report a financial responsibility composite score to the DOE on a consolidated basis, then such institutions shall maintain a financial responsibility composite score of at least 1.5 for each fiscal year on a consolidated basis.

d.             Adjusted Quick Ratio.  As of the end of each fiscal quarter, Parent shall, on a consolidated basis with all Subsidiaries, have an Adjusted Quick Ratio of at least 1.10:1.00.

e.             Minimum Cash.  Borrowers shall at all times maintain on deposit with Bank or Bank’s Affiliates an amount equal to 25% of the Budgeted Cash for the month most recently ended.

f.              Funding Eligibility.  Each educational institution owned or operated by any Loan Party shall at all times maintain eligibility to participate in Title IV Programs.

In the event of any acquisition permitted hereunder, a change in accounting standards which would materially affect the financial statements of Parent, or upon the occurrence of any Default or Event of Default, Bank shall review the financial covenants herein and (except in the event of a Default or Event of Default), in consultation with Borrower, determine whether the financial covenants should be reset or otherwise revised; provided that any such reset or revised financial covenants shall be acceptable to Bank in its reasonable discretion (and its sole discretion, in the event of a Default or Event of Default).  Notwithstanding the foregoing, except in the event of a Default or Event of Default, if Bank and Borrowers cannot agree to such reset or revised financial covenants as Bank may propose, Borrowers shall, at their election, (x) within ten (10) days thereof, satisfy in full the then-outstanding Indebtedness under this Agreement and the other Loan Documents and this Agreement and the other Loan Documents shall thereupon be terminated and of no further force or effect; or (y) continue to abide by the foregoing finanical covenants.

4.5           Further Assurances; Financing Statements.  Furnish Bank, at Borrower’s cost and expense, upon Bank’s reasonable request and in form reasonably satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, mortgages, Lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral reasonably required by Bank to secure any Indebtedness together with such other documents or instruments as Bank may reasonably require to effectuate the purposes of any Loan Document.

4.6           Insurance.  Maintain insurance coverage by insurers reasonably acceptable to Bank on Borrower’s physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature as the Borrowers, taken together, or as may otherwise be reasonably required by Bank, and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to any Loan Document or property in which the Bank shall have a Lien of any kind whatsoever, other than those policies protecting against casualty liabilities to Persons which are not Affiliates of Borrowers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral) and Bank, with mortgagee’s clauses in favor of and satisfactory to Bank for all such policies, and such policies shall also provide that they may not be canceled or changed without thirty (30) days’ prior written notice to Bank.  Upon the reasonable request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.  Notwithstanding the foregoing provisions of this Section 4.6 to the contrary, the insurance maintained by Borrowers as of the date hereof shall be deemed to be in compliance with the provisions of this Section 4.6.

4.7           Compliance with ERISA.  In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a “reportable event” or “prohibited transaction” within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than ten (10) days after such report has been so filed.

4.8           Environmental Covenants.  Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could reasonably be expected to have a Material Adverse Effect.  Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Law by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law, or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of any Environmental Law.  Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law, in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK’S OWN NEGLIGENCE; provided however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such claims, losses, damages, suits, penalties, costs, liabilities, obligations or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

4.9           Deposit Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary operating accounts with Bank, Comerica Securities, Inc. and/or any of its Affiliates.  Subject to Section 2.4(c), any accounts that are maintained outside Bank (including Comerica Securities, Inc. and any of Bank’s Affiliates) shall be subject to a control agreement in form and content reasonably acceptable to Bank.  Without limiting the foregoing, all Cash of Borrower must first be credited to an account with Bank before such funds are credited to any account outside Bank.

4.10         Creation/Acquisition of Subsidiaries.  In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary to become a co-Borrower hereunder or guarantee the obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary, as Bank may determine in its reasonable discretion, and Borrower shall grant and pledge to Bank a perfected security interest in the capital stock or other equity ownership interests of such Subsidiary.

SECTION 5.         NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until all instruments and agreements evidencing each and every loan, Letter of Credit, if any, and other financial accommodation by the Bank to the Borrowers or any Loan Party are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control or under common control to, without the prior written consent of the Bank:

5.1           Capital Structure; Business Objects or Purpose; Mergers; Asset Disposition; Acquisitions.  (a) Purchase, acquire or redeem any of its equity ownership interests; (b) enter into any reorganization or recapitalization; (c) reclassify its equity ownership interests; (d) make any material change in its capital structure or general business objects or purpose; (e)  change its name; (f) other than the sale of inventory in the ordinary course of business, sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions); (g) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization; or (h) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; except where (i) such transactions described in (a)-(h) above) do not in the aggregate result in the payment or receipt of cash in excess of Twenty Five Million Dollars ($25,000,000) during any fiscal year; and (ii) no Default or Event of Default has occurred, is continuing or could reasonably be expected to exist after giving effect to such transactions, and (iii) unless otherwise consented to in writing by Bank, a Loan Party is the surviving entity; or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition; or enter into any transaction not in the ordinary course of Borrower’s business.

5.2           Guaranties.  Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except guaranties (a) in favor of and satisfactory to Bank, (b) of endorsements for deposit or collection in the ordinary course of business, or (c) of Debt permitted hereunder.

5.3           Debt.  Become or remain obligated for any Debt, except: (a) Indebtedness and other Debt from time to time outstanding and owing to Bank; (b) trade, utility or non-extraordinary accounts payable arising in the ordinary course of business; (c) Subordinated Debt; (d) purchase money indebtedness incurred for the purpose of purchasing or acquiring fixed assets, so long as the amount of such purchase money indebtedness incurred by Borrower and its Subsidiaries does not exceed Two Million Dollars ($2,000,000), in the aggregate, for any fiscal year of Borrower; (e) Debt (including, without limitation, capitalized lease obligations) outstanding as of the date hereof as disclosed in the most recent financial statements delivered to the Bank prior to the date hereof; and (f) intercompany Debt amongst Borrowers and their Subsidiaries, and (g) other Debt not included in clauses (a) through (e) above which does not exceed at any time, in the aggregate, the sum of One Million Dollars ($1,000,000).

5.4           Encumbrances.  Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances; or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

5.5           Investments.  Make or allow to remain outstanding any investment which is not made in accordance with the Cash Investment Policy adopted by Parent and approved by the Board of Directors of Parent, which policy has been provided to and approved by Bank.

5.6           Pension Plans.  Except in compliance with this Agreement, enter into, maintain, or make any contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

5.7           Subordinate Indebtedness.  Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

5.8           Distributions.  Make any cash distribution or declare or pay any cash dividend on any of its capital stock or other equity interests, of any class or kind, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any capital stock or other equity interests except, for (a) distributions or dividends  to any other Borrower, (b) distributions or dividends consisting solely of capital stock or other equity interests, (c) dividends or distributions consisting of repurchases of Parent’s capital stock or other equity interests in an aggregate amount not to exceed Twenty Five Million Dollars ($25,000,000) in any fiscal year (as long as no Default or Event of Default has occurred, is continuing or could reasonably be expected to exist after giving effect to such transactions), or  (d) distributions or dividends, or purchases, acquisitions, repurchases, redemptions or retirements of capital stock or other equity interests, that are included in the Annual Budget for the applicable fiscal year and that would not cause the Borrowers to violate a financial covenant under Section 4.4.

5.9           Use.  Use any loan or other extension of credit under this Agreement or any other document, instrument or agreement entered into by Borrower with or in favor of Bank in connection with this Agreement for any purpose other than to refinance existing revolving debt, to provide working capital for its operations and for other general business purposes.  In no event shall the funds from any such loan or other extension of credit be used directly or indirectly, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.  Borrower hereby represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

SECTION 6.         EVENTS OF DEFAULT

6.1           Events of Default.  The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:

a.             Payment Default.  If a Borrower fails to pay any principal, interest or other sums due upon any Indebtedness at such time the same becomes due or, if applicable, upon expiration of the grace period, if any;

b.             Covenant Default.

(1)           If a Borrower fails to perform any obligation under Sections 4.1, 4.3, 4.4, 4.6 or 4.9 or violates any of the covenants contained in Article 5 of this Agreement; or

(2)           If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

c.             Material Adverse Effect.  If there occurs any Material Adverse Effect;

d.             Attachment.  If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

e.             Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

f.              Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which causes a Material Adverse Effect;

g.             Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

h.             Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Authorized Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

6.2           Remedies Upon Event of Default.  Subject to all applicable cure or grace periods, upon the occurrence of, and at any time during the existence or continuance of, any Event of Default, but without impairing or otherwise limiting the Bank’s right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank’s option, Bank may give notice to any Borrower declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the notes evidencing the Indebtedness or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable.  Furthermore, subject to all applicable cure or grace periods, upon the occurrence of a Default or Event of Default, and at any time during the existence or continuance of, any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further loans or, if applicable, issue any further Letters of Credit shall automatically terminate.  The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

6.3           Waiver of Defaults.  No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver and shall be effective only for the specific time(s) and purpose(s) given.  No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of Bank’s rights.  No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default.  Except as may be set forth in a waiver signed by Bank, no forbearance on the part of Bank in enforcing any of Bank’s rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies.  Each Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

SECTION 7.         MISCELLANEOUS

7.1           Co-Borrower.  Each Borrower agrees as follows:

a.             Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of the other Borrower.  The Agreement, Note and/or Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect, until the obligations under the Loan Documents have been fully performed and paid in full, without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents.  Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of the Agreement and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (1) to the extent permitted by the terms of the Loan Documents, supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (2) to the extent permitted by the terms of the Loan Documents, supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (3) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (4) accept partial payments on the Indebtedness; (5) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (6) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (7) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (8) settle, release on terms satisfactory to Bank or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (9) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

b.             Upon the occurrence and during the continuance of any Event of Default, Bank may enforce the Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce the Loan Documents.  Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

c.             Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions.  Each Borrower agrees that, to the extent permitted by the terms of the Loan Documents, Bank and any Borrower and any Affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of the Agreement or the other Loan Documents.

d.             Bank’s rights under the Loan Documents shall be reinstated and revived, and the enforceability of the Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid.  The rights of Bank created or granted herein and the enforceability of the Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

e.             To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (1) any disability or other defense of any other Borrower with respect to the Indebtedness, (2) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (3) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (4) any failure of the Bank to marshal assets in favor of Bank or any Borrower or any other person, (5) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (6) any failure of Bank to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Indebtedness, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Indebtedness, (7) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (8) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (9) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (10) the election by Bank of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (11) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (12) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (13) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (14) the avoidance of any lien in favor of Bank for any reason, or (15) any action taken by Bank that is authorized by this Agreement or any other provision of any Loan Document.  Until such time as all of the Indebtedness has been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower respect to the Indebtedness; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower.  Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of the Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

f.              In the event that all or any part of the Indebtedness at any time is secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of the Loan Documents, or the validity or enforceability of any liens of Bank, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

g.             Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property.  This means, among other things:

(1)           Bank may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.

(2)           If Bank forecloses on any real property pledged as Collateral by any Borrower: (i) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; (ii) Bank may collect from any Borrower even if Bank, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.

h.             This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

i.              To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of the Loan Documents or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers.  To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law.  WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE.

7.2           Governing Law.  Each Loan Document shall be deemed to have been delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of California except to the extent that the UCC, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any Loan Document.

7.3           Costs and Expenses.  Borrowers shall pay Bank, on demand, all Bank Expenses.  Following Bank’s demand upon any Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the highest default rate of interest provided in any Loan Document.

7.4           Successors and Assigns; Participation.  This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns.  The foregoing shall not authorize any assignment or transfer by any Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited.  Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness, provided that any such information that constitutes confidential information of such Loan Party (including, without limitation, any projections or undisclosed financial results) may be disclosed by Bank to such assignee or participant (or proposed assignee or participant) only if such person has signed a customary non-disclosure agreement that obligates such person to maintain in strict confidence any confidential information of such Loan Party that may be disclosed to it.

7.5           Termination of Prior Agreement.  The initial proceeds of this Agreement shall be used, in part, to refinance the outstanding obligations under that certain Loan and Security Agreement, dated as of April 12, 2004, among Parent, BEREH and Bank (as amended from time to time, the “Prior Agreement”).  Bank hereby agrees that upon the effectiveness of this Agreement, all outstanding obligations under the Prior Agreement and any other documents executed in connection therewith (as amended from time to time, collectively, the “Prior Loan Documents”) shall be deemed paid in full and fully satisfied and the Prior Agreement and the other Prior Loan Documents shall be deemed terminated and of no further force or effect, except that the Existing Letters of Credit shall be Letters of Credit under this Agreement.

7.6           Reliance on and Survival of Various Provisions.  All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank’s behalf, and those covenants and agreements of Borrowers set forth in Section 4.8 hereof (together with any other indemnities of Borrowers contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

7.7           Complete Agreement; Conflicts.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and supercede in full all prior agreements and understandings, whether oral or written, related to the subject matter hereof (including, specifically, the Prior Loan Documents), and none of the parties shall be bound by anything not expressed in writing.  In the event that, and to the extent that, any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control (notwithstanding the fact that such other Loan Documents may provide they shall govern and/or control).  Any amendments or modifications to this Agreement or any Loan Document shall be in writing and signed by all affected parties.

7.8           Counterparts.  This Agreement may be executed in any number of original, facsimile or .PDF counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

7.9           WAIVER OF JURY TRIAL.  BANK AND EACH BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

7.10         Reference Provision.

a.             In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

b.             With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq.  of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if applicable, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

c.             The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions).  This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv).  The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

d.             The referee shall be a retired judge or justice selected by mutual written agreement of the parties.  If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

e.             The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

f.              The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

g.             Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

h.             The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California, except that to the extent a Claim not subject to clause (c) above involves real property Collateral, in which case the referee shall apply the real property law of the jurisdiction where the involved real property Collateral is located to the extent required to be applied by such law.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

i.              If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

j.              THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

[Balance of Page Intentionally Left Blank]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		BRIDGEPOINT EDUCATION, INC.,
a Delaware corporation

By:	/s/ Steve J. Stuckey	By:	/s/ Daniel J. Devine
Daniel J. Devine
Title:	SVP		Chief Financial Officer

BRIDGEPOINT EDUCATION REAL ESTATE HOLDINGS, LLC, an Iowa limited liability company

By: Bridgepoint Education, Inc., a Delaware corporation
Its: Sole Member

		By:	/s/ Daniel J. Devine
Daniel J. Devine
Chief Financial Officer

ASHFORD UNIVERSITY, LLC, an Iowa limited liability company

By: Bridgepoint Education, Inc., a Delaware corporation
Its: Sole Member

		By:	/s/ Daniel J. Devine
Daniel J. Devine
Chief Financial Officer

UNIVERSITY OF THE ROCKIES, LLC, a Colorado limited liability company

By: Bridgepoint Education, Inc., a Delaware corporation
Its: Sole Member

		By:	/s/ Daniel J. Devine
Daniel J. Devine
Chief Financial Officer

WAYPOINT OUTCOMES, LLC, a Delaware limited liability company

		By:	Bridgepoint Education, Inc.,
a Delaware Corporation
		Its:	Sole Member

		By:	/s/ Daniel J. Devine
Daniel J. Devine
Chief Financial Officer

[Signature Page Credit Agreement]